SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                          DATED DECEMBER 16, 2005, AS
                     LAST AMENDED NOVEMBER 14, 2012 BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                           WESTWOOD MANAGEMENT CORP.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                                                      RATE
----                                                                      -----

Westwood Income Opportunity Fund .........................................0.75%
Westwood SmidCap Fund ....................................................0.75%
Westwood LargeCap Value Fund. ............................................0.75%
Westwood SmallCap Value Fund .............................................0.85%
Westwood Dividend Growth Fund ............................................0.75%
Westwood Balanced Fund ...................................................0.75%
Westwood SmidCap Plus Fund ...............................................0.75%
Westwood Short Duration High Yield Fund ..................................0.75%
Westwood Global Equity Fund ..............................................0.80%
Westwood Global Dividend Fund ............................................0.80%
Westwood Emerging Markets Fund ...........................................0.95%
Westwood Emerging Markets Plus Fund ......................................0.95%